Exhibit 5.1

[Letterhead of Morrison & Foerster LLP]

September 9, 2016

Board of Directors

Whole Foods Market, Inc.

550 Bowie Street

Austin, Texas 78709

Re:                             Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as special counsel to Whole Foods Market, Inc., a Texas corporation (the “Company”), Mrs. Gooch’s Natural Food Markets, Inc., a California corporation, WFM Hawaii, LLC, a Hawaii limited liability company, WFM IP Investments, Inc., a Delaware corporation, WFM Kansas, LLC, a Kansas limited liability company, WFM Nebraska, LLC, a Delaware limited liability company, WFM Northern Nevada, Inc., a Delaware corporation, WFM Southern Nevada, Inc., a Delaware corporation, WFM-WO, Inc., a Delaware corporation, Whole Foods Market California, Inc., a California corporation, Whole Foods Market Group, Inc., a Delaware corporation, Whole Foods Market IP, L.P., a Delaware limited partnership, Whole Foods Market Pacific Northwest, Inc., a Delaware corporation, Whole Foods Market Rocky Mountain/Southwest, L.P., a Texas limited partnership, and Whole Foods Market Services, Inc., a Delaware corporation (collectively, the “Guarantors”), in connection with the Company’s offer to exchange (the “Exchange Offer”) pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission by the Company and the Guarantors up to $1,000,000,000 aggregate principal amount of its registered 5.200% Senior Notes due 2025 (the “New Notes”) and the guarantees of the New Notes by the Guarantors (the “Guarantees” and, together with the New Notes the “New Securities”) issued pursuant to the Indenture, dated December 3, 2015, as amended and restated on September 8, 2016 (as amended and restated, the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and the First Supplemental Indenture, dated December 3, 2015, by and among the Company, the Guarantors and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in exchange for any and all of the Company’s outstanding unregistered 5.200% Senior Notes due 2025 (the “Old Notes”) that were issued pursuant to the Indenture on December 3, 2015,.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the Indenture, the Registration Statement and such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of the opinions set forth herein, we have assumed that (i) each of the Trustee, the Company and the Guarantors (other than the Guarantors listed on Schedule 1 hereto (the “Opinion Guarantors”)) has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and the New Securities and that the Trustee has complied with all applicable laws and regulations, including all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture and the New Securities against the Company and the Guarantors, (ii) each of the Trustee, the Company and the Guarantors (other than the Opinion Guarantors) has duly authorized, executed and delivered the Indenture and the New Securities, as applicable, (iii) each of the Trustee, the Company and the Guarantors (other than the Opinion Guarantors) is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, (v) the Trustee is duly qualified to engage in the activities contemplated by the Indenture and the New Securities, (vi) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture or the New Securities, and the conduct of all parties to the Indenture has complied with any requirement of good faith, fair dealing and conscionability, (vii) there are and have been no agreements or understandings among the parties to the Indenture or the New Securities, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties to the Indenture or the New Securities that would, in either case, define, supplement or qualify the terms of the Indenture or the New Securities and (viii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended.  We have also assumed the validity and constitutionality of each relevant rule, regulation and agency action covered by this opinion.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), the Delaware General Corporation Law, as amended, the Delaware Limited Liability Company Act, as amended, the Delaware Revised Uniform Limited Partnership Act, as amended the California Corporations Code, the Kansas Limited Liability Company Act, the Texas Business Organizations Code and the Hawaii Uniform Limited Liability Company Act, each as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinion expressed herein).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. (a) following effectiveness of the Registration Statement and receipt by the Company of the Old Notes in exchange for the New Notes as specified in the resolutions of the Board of Directors of the Company and the resolutions of the Guarantors and in accordance with the terms of the Indenture, and (b) assuming the due execution, authentication, issuance and delivery of the New Notes pursuant to the terms of the Indenture, the New Notes will constitute valid and binding obligations of the Company.

2. (a) following effectiveness of the Registration Statement and receipt by the Company of the Old Notes in exchange for the New Notes as specified in the resolutions of the Board of Directors of the Company and the resolutions of the Guarantors and in accordance with the terms of the Indenture, and (b) assuming the due execution, authentication, issuance and delivery of the New Notes and Guarantees pursuant to the terms of the Indenture, the Guarantee of each Guarantor will constitute the valid and binding obligation of such Guarantor.

In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by (i) the laws of the State of Texas, we have relied upon the opinion of Baker Botts LLP, (ii) the laws of the State of Kansas, we have relied upon the opinion of Foulston Siefkin LLP, and (iii) the laws of the State of Hawaii, we have relied upon the opinion of Case Lombardi & Pettit, each dated the date hereof, and our opinions are subject to the qualifications, assumptions, limitations and exceptions set forth therein.

This opinion letter has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose without our express written consent.  No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that may come to our attention subsequent to the effective date of the Registration Statement that may affect the opinion contained herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,

/s/ Morrison & Foerster LLP

Schedule 1

Opinion Guarantors

Exact Name of Opinion Guarantor	State or Other Jurisdiction of Incorporation or Organization
Mrs. Gooch’s Natural Food Markets, Inc.	California
WFM IP Investments, Inc.	Delaware
WFM Nebraska, LLC	Delaware
WFM Northern Nevada, Inc.	Delaware
WFM Southern Nevada, Inc.	Delaware
WFM-WO, Inc.	Delaware
Whole Foods Market California, Inc.	California
Whole Foods Market Group, Inc.	Delaware
Whole Foods Market IP, L.P.	Delaware
Whole Foods Market Pacific Northwest, Inc.	Delaware
Whole Foods Market Services, Inc.	Delaware